EMPLOYMENT AGREEMENT

This Employment Agreement is made effective as of the 31st day of December, 2013 (the “Effective Date”) by and between Colonial Bank, FSB (the “Bank”), a federally chartered stock savings bank, with its principal administrative office at 2745 S. Delsea Drive, Vineland, New Jersey 08360, and Edward J. Geletka (“Executive”).  Any reference to the “Company” shall mean Colonial Financial Services, Inc., a Maryland corporation which owns 100% of the common stock of the Bank.

WHEREAS, Executive is currently employed as the President and Chief Executive Officer of the Bank and the Company; and

WHEREAS, the Executive was previously a party to an employment agreement dated December 18, 2008 with the Bank and the Company, which employment agreement cannot be renewed due to the Bank’s having been designated as being “in troubled condition” in accordance with regulations of the Federal Deposit Insurance Corporation (“FDIC”) at 12 C.F.R. Part 359, and is hereby terminated upon this signing; and

WHEREAS, the Bank desires to assure itself of the continued services of Executive pursuant to the terms of this Agreement; and

WHEREAS, the Bank and the Company desire to enter into an agreement with the Executive which does not provide for any benefits or payments that would violate 12 C.F.R Part 359.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.	POSITION AND RESPONSIBILITIES

During the period of his employment hereunder, Executive agrees to serve as President and Chief Executive Officer of the Bank and President and Chief Executive Officer of the Company.  During the period of his employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods and reasonable leaves of absence, Executive shall faithfully perform his duties hereunder and shall perform the administrative and management services for the Bank that are customarily performed by persons in a similar executive officer capacity.  As President and Chief Executive Officer, Executive shall be responsible for the overall management of the Company and the Bank and shall be responsible for establishing the business objectives, policies and strategic plan of the Company and the Bank. Executive shall be responsible for providing leadership and direction to all departments or divisions of the Company and the Bank, and shall be primary contact between the Board of Directors and the staff of the Company and the Bank. Executive also agrees to serve, if elected, as an officer and director of any subsidiary or affiliate of the Bank or the Company.

2.	TERM OF EMPLOYMENT

The term of this Agreement and the period of Executive’s employment hereunder shall begin as of the date first above written and shall continue from the Effective Date of this Agreement through April 15, 2015, subject to the Board conducting an interim review of Executive’s performance within forty-five (45) days following the end of the second calendar quarter of 2014. A less than satisfactory performance evaluation during the interim review will be grounds for immediate termination for cause under this Agreement.  Within thirty (30) days following the end of the term of this Agreement, provided this Agreement is not terminated in connection with the interim review, the Compensation Committee of the Board will conduct a comprehensive performance evaluation and review of Executive for purposes of determining whether to renew this Agreement and shall make a recommendation to the Board, and the results thereof and the Board’s decision shall be included in the minutes of the Board’s meeting.  In the event that the Board determines to renew the Agreement after the end of the Term, the Board shall submit an updated Agreement to the Executive for execution.

3.	COMPENSATION AND REIMBURSEMENT

(a) The compensation specified under this Agreement shall constitute the salary and benefits paid for the duties described in Section 1.  The Bank shall pay Executive as compensation a salary of not less than $216,587.28 per year (“Base Salary”).  Such Base Salary shall be payable weekly.  During the period of this Agreement, Executive’s Base Salary shall be reviewed at least annually; the first such review will be made no later than January 31 of each year during the term of this Agreement and shall be effective from the first day of said month through the end of the calendar year.  Such review shall be conducted by the Board or a committee designated by the Board, and the Board or the committee may increase, but not decrease, Executive’s Base Salary (any increase in Base Salary shall become the “Base Salary” for purposes of this Agreement).  In addition to the Base Salary provided in this Section 3(a), the Bank shall provide Executive with all such other benefits as are provided uniformly to permanent full-time employees of the Bank, on the same basis (including cost) as such benefits are provided to other officers of the Bank.

(b) In addition to Base Salary provided for in Section 3(a) above, Executive will be entitled to participate in or receive benefits under any employee benefit plans, including but not limited to, retirement plans, supplemental retirement plans, pension plans, profit-sharing plans, employee stock ownership plans, stock plans, health-and-accident plans, medical coverage or any other employee benefit plan or arrangement made available by the Bank to its management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.  Executive will be entitled to incentive compensation and bonuses as provided in any plan of the Bank in which Executive is eligible to participate.  Nothing paid to Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which Executive is entitled under this Agreement.

(c) Executive shall be entitled to paid time off in accordance with the standard policies of the Bank.  Executive shall receive his Base Salary and other benefits during periods of paid time off.  Executive shall also be entitled to paid legal holidays in accordance with the policies of the Bank.  Executive shall also be entitled to sick leave in accordance with the policies of the Bank.

4.	OUTSIDE ACTIVITIES

Executive may serve as an officer or member of the board of directors of business, community and charitable organizations, subject in each case to the prior approval of the Board, provided that in each case such service shall not materially interfere with the performance of his duties under this Agreement or present any conflict of interest.  Executive shall provide to the Board annually a list of all organizations for which Executive serves as a director, officer or in a similar capacity, for purposes of obtaining the Board’s approval of Executive’s service to such organizations.  Such service to and participation in outside organizations shall be presumed for these purposes to be for the benefit of the Bank, and the Bank shall reimburse Executive for his reasonable expenses associated therewith, provided such expenses are consistent with and reimbursement is made pursuant to the Bank’s expense policy, and is paid as soon as practicable but not later than March 15 of the year immediately following the year in which the expense was incurred.  Executive shall provide to the Chairman of the Bank or a committee of the Board of Directors of the Bank, at least quarterly, a list of expenses incurred by Executive pursuant to this Section 4, for purposes of determining the reasonableness of such expenses.

5.	WORKING FACILITIES AND EXPENSES

Executive’s principal place of employment shall be at the Bank’s principal executive offices.  The Bank shall provide Executive, at his principal place of employment, with a private office, stenographic services and other support services and facilities suitable to his position with the Bank and necessary or appropriate in connection with the performance of his duties under this Agreement.  The Bank shall reimburse Executive for his ordinary and necessary business expenses incurred in connection with the performance of his duties under this Agreement, including, without limitation, fees for memberships in such clubs and organizations that Executive and the Board mutually agree are necessary and appropriate to further the business of the Bank, and travel and reasonable entertainment expenses, provided such expenses are consistent with and reimbursement is made pursuant to the Bank’s expense policy.  All reimbursements under this Section 5 shall be paid as soon as practicable by the Bank; provided, however, that no such payment shall be made later than March 15 of the year immediately following the year in which the expense was incurred.

6.	TERMINATION UPON RETIREMENT, DISABILITY OR DEATH

(a) For purposes of this Agreement, termination by the Bank of Executive’s employment based on “Retirement” shall mean termination of Executive’s employment by the Board of Directors of the Bank and the Board of Directors of the Company upon Executive’s attainment of age 65, or such later date as determined by the Board of Directors of the Bank.  Upon termination of Executive’s employment because of Retirement, Executive shall be entitled to any earned but unpaid benefits, all vested benefits under any tax-qualified retirement plan of the Bank, all vested benefits under any bona fide deferred compensation plan or arrangement within the meaning of 12 C.F.R. § 359.1(d) that satisfy the requirements of that 12 C.F.R. Part 359.  Executive shall not be entitled to any benefits that would be available to him, other than as specified in the previous sentence or as permitted under 12 C.F.R. Part 359.

(b) In the event Executive suffers a Disability, the Executive may receive the benefits provided under any disability program sponsored by the Company or the Bank which is considered an “employee welfare benefit plan” as that term is defined in section 3(1) of the Employee Retirement Income Security Act of 1974 as amended (29 U.S.C. 1002(1)).

(c) In the event of Executive’s death during the term of the Agreement, his estate, legal representatives or named beneficiaries (as directed by Executive in writing) shall be entitled to receive any life insurance proceeds available under any group term or other life insurance plan or program sponsored by the Bank which is considered an “employee welfare benefit plan” as that term is defined in section 3(1) of the Employee Retirement Income Security Act of 1974 as amended (29 U.S.C. 1002(1)).

7.	TERMINATION FOR CAUSE

(a) The term “Termination for Cause” shall mean termination because of Executive’s personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than minor traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement.  In determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the savings institutions industry.

(b) The Bank may not terminate Executive for Cause unless and until there shall have been delivered to him a Notice of Termination which shall include a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board, finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail.  Notwithstanding anything in this Agreement to the contrary, Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause.  Any stock options granted to Executive under any stock option plan of the Bank, the Company or any subsidiary or affiliate thereof, shall become null and void effective upon Executive’s receipt of Notice of Termination for Cause pursuant to Section 8 hereof, and shall not be exercisable by Executive at any time subsequent to such Termination for Cause.  Any unvested stock awards granted to Executive under any stock incentive plan of the Bank or the Company shall be forfeited.  In the event of Executive’s Termination for Cause, if Executive is a director of the Company, the Bank or any affiliate thereof, Executive shall resign as a director of each such entity effective upon the date of Termination for Cause and serve as Director Emeritus until the annual meeting of May, 2016.

8.	NOTICE

(a) Any termination by the Bank or by Executive shall be communicated by Notice of Termination to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(b) “Date of Termination” shall mean (A) if Executive’s employment is terminated for Disability, thirty (30) days after a Notice of Termination is given (provided that he shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), and (B) if his employment is terminated for any other reason, the date specified in the Notice of Termination.

(c) If the party receiving a Notice of Termination desires to dispute or contest the basis or reasons for termination, the party receiving the Notice of Termination must notify the other party within thirty (30) days after receiving the Notice of Termination that such a dispute exists, and shall pursue the resolution of such dispute in good faith and with reasonable diligence pursuant to Section 19 of this Agreement.  During the pendency of any such dispute, neither the Company nor the Bank shall be obligated to pay Executive compensation or other payments beyond the Date of Termination.  Any amounts paid to Executive upon resolution of such dispute under this Section shall be offset against or reduce any other amounts due under this Agreement.

9.	POST-TERMINATION OBLIGATIONS

Executive shall, upon reasonable notice, furnish such information and assistance to the Bank as may reasonably be required by the Bank in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party.

10.	CONFIDENTIALITY AND NON-DISCLOSURE

Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Bank and affiliates thereof, as it may exist from time to time, is a valuable, special and unique asset of the business of the Bank.  Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities of the Bank or affiliates thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever (except for such disclosure as may be required to be provided to any federal banking agency with jurisdiction over the Bank or Executive).  Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Bank, and Executive may disclose any information regarding the Bank or the Company which is otherwise publicly available.  In the event of a breach or threatened breach by Executive of the provisions of this Section, the Bank will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Bank or affiliates thereof, or from rendering any services to any person, firm, corporation, other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed.  Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to the Bank for such breach or threatened breach, including the recovery of damages from Executive.

11.	SOURCE OF PAYMENTS

(a) All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank.  The Company, however, guarantees payment and provision of all amounts and benefits due hereunder to Executive and, if such amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Company.

(b) Notwithstanding any provision herein to the contrary, to the extent that payments and benefits, as provided by this Agreement, are paid to or received by Executive under an Employment Agreement with the Company, if any, such compensation payments and benefits paid the Company will be subtracted from any amounts due simultaneously to Executive under similar provisions of this Agreement.  Payments pursuant to this Agreement and a Company Employment Agreement, if any, shall be allocated in proportion to the level of activity and the time expended on such activities by Executive as determined by the Company and the Bank on a quarterly basis.

12.	EFFECT ON EMPLOYEE BENEFITS PLANS OR PROGRAMS

The Bank’s or the Company’s Board of Directors may terminate Executive’s employment at any time, but any termination of Executive’s employment, other than a Termination for Cause, shall have no effect on or prejudice the vested rights of Executive under the Company’s or the Bank’s qualified or non-qualified retirement, pension, savings, thrift, profit-sharing or stock bonus plans, group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans or other employee benefit plans or programs, or compensation plans or programs in which Executive was a participant that are not considered golden parachute payments and permitted to be paid in accordance with FDIC regulations at 12 C.F.R. Part 359.  Executive shall not have the right to receive any compensation or other benefits for any period after Termination for Cause as defined in Section 7 hereinabove, except as otherwise required by applicable law.

13.	REQUIRED REGULATORY PROVISIONS

(a) If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) (12 U.S.C. §1818(e)(3)) or 8(g)(1) (12 U.S.C. §1818(g)(1)) of the Federal Deposit Insurance Act (“FDIA”), as amended by the Financial Institutions Reform, Recovery and Enforcement Act of 1989, the Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Bank may in its discretion (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(b) If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) (12 U.S.C. §1818(e)(4)) or 8(g)(1) (12 U.S.C. §1818(g)(1)) of FDIA, all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(c) If the Bank is in default as defined in Section 3(x)(1) (12 U.S.C. §1813(x)(1)) of FDIA, all obligations under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(d) All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank, (i) by the Comptroller of the Office of the Comptroller of the Currency (the “OCC”) or his or her designee, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) (12 U.S.C. §1823(c)) of FDIA; or (ii) by the Comptroller or his or her designee at the time the Comptroller or his or her designee approves a supervisory merger to resolve problems related to operations of the Bank or when the Bank is determined by the Comptroller or his or her designee to be in an unsafe or unsound condition.  Any rights of the parties that have already vested, however, shall not be affected by such action.

(e) Notwithstanding anything herein contained to the contrary, any payments to Executive by the Company, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of FDIA, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

14.	NO ATTACHMENT

(a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

(b) This Agreement shall be binding upon, and inure to the benefit of, Executive, the Bank and the Company and their respective successors and assigns.

15.	ENTIRE AGREEMENT; MODIFICATION AND WAIVER

(a) This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supercedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof, except that the parties acknowledge that this Agreement shall not affect any of the rights and obligations of the parties under any agreement or plan entered into with or by the Bank or the Company pursuant to which the Executive may receive compensation or benefits except as set forth in Section 11(b) hereof.

(b) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(c) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

16.	SEVERABILITY

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

17.	HEADINGS FOR REFERENCE ONLY

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

18.	GOVERNING LAW

This Agreement shall be governed by the laws of the State of New Jersey but only to the extent not superseded by federal law.

19.	ARBITRATION

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted by one arbitrator mutually agreed upon by the Executive and the Bank.  The arbitration shall occur in a location in Cumberland County, New Jersey, in accordance with the American Arbitration Association’s National Rules for the Resolution of Employment Disputes then in effect.   Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

20.	PAYMENT OF LEGAL FEES

All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank, provided that the dispute or interpretation has been settled by Executive and the Bank or resolved in Executive’s favor, and that such reimbursement shall occur as soon as practicable but not later than two and one-half months after the dispute is settled or resolved in Executive’s favor.  Notwithstanding anything to the contrary herein, the Bank shall not be obligated to pay or reimburse any legal fees to Executive pursuant to any dispute that arises in connection with Executive’s termination of employment or that would violate the requirements of 12 C.F.R. Part 359.

21.	INDEMNIFICATION

During the term of this Agreement and for a period of six (6) years thereafter, the Bank or the Company shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors and officers liability insurance policy at its expense.  Subject to 12 C.F.R. §545.121, the Bank or the Company shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under federal law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Bank or the Company (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys fees and the cost of reasonable settlements (such settlements must be approved by the Board of Directors of the Bank or the Company).  If such action, suit or proceeding is brought against Executive in his capacity as an officer or director of the Bank, however, such indemnification shall not extend to matters as to which Executive is finally adjudged to be liable for willful misconduct in the performance of his duties.  Notwithstanding anything herein to the contrary, any indemnification of the Executive hereunder shall comply with 12 C.F.R. § 359.5.

22.	SUCCESSOR AND ASSIGNS

The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank or the Company, expressly and unconditionally to assume and agree to perform the Bank’s and the Company’s obligations under this Agreement, in the same manner and to the same extent that the Bank and/or the Company would be required to perform if no such succession or assignment had taken place.

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SIGNATURES

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed by its duly authorized officer, and Executive has signed this Agreement, on the day and date first above written.

ATTEST:	COLONIAL BANK, FSB

/s/ Joseph Sidebotham	By: /s/ Gregory J. Facemyer
Joseph Sidebotham	Name Gregory J. Facemyer
Corporate Secretary	Title Chairman

WITNESS:	EXECUTIVE

/s/ Michele Pfirman	By: /s/ Edward J. Geletka
Michele Pfirman

ATTEST:	COLONIAL FINANCIAL SERVICES, INC.
(The Company is executing this Agreement only for the purpose of acknowledging the obligations of the Company hereunder, if any.)

/s/ Joseph Sidebotham	By: /s/ Gregory J. Facemyer
Joseph Sidebotham	Name Gregory J. Facemyer
Corporate Secretary	Title Chairman